For more information contact:

David C. Burney, Chief Financial Officer

Phone: (716) 805-1599, ext. 159

Fax: (716) 805-1286

Email: dburney@astronics.com

FOR IMMEDIATE RELEASE

Astronics Corporation to Restate Financial Statements

EAST AURORA, N.Y., March 6, 2007 —Astronics Corporation (NASDAQ: ATRO), a leading manufacturer of advanced, high performance lighting, electronics and electrical power systems for the global aerospace industry, announced today that it will restate financial results for fiscal 2005 and the first three quarters of 2006 due to the timing of revenue recognition arising from a specific arrangement with an individual customer. The Company is in the process of calculating the financial effect of the restatement, but expects that approximately $1.0 million of revenue and related profit previously recognized in fiscal 2005 will move to 2006, and approximately $2.5 million of revenue and related profit the Company expected to recognize in fiscal 2006 will move to 2007. The Company expects to release restated financial statements for the periods in question before

March 16, 2007. Reported revenue for 2006 is anticipated to be in the range of $110 million to $111 million.

The matter pertains to a business arrangement between its Astronics Advanced Electronic Systems subsidiary and a prominent customer. The arrangement was requested by this customer and established prior to Astronics’ acquisition of Astronics AES in February of 2005. This customer regularly and routinely orders custom products from Astronics under long-term agreements and standard purchase orders. Astronics then builds the product and, when completed, issues the customer an invoice. Typically, the customer then requests that Astronics store the product in Astronics’ facility before issuing the shipping instructions. Both Astronics and the customer consider title to the product, along with all risks associated with ownership, to have passed when the product was invoiced. The customer has a solid history of paying invoices in accordance with normal business terms.

This arrangement differs from Astronics’ usual practice because the product, once completed and invoiced, is held at Astronics’ facility for some period of time instead of being shipped immediately. Because the parts remain in Astronics’ facility, the transactions are classified as a “bill and hold” arrangement by the SEC, which has developed specific guidelines to determine when revenue should be recognized in such instances.

These guidelines, as detailed in SEC Staff Accounting Bulletin (SAB) 104, require that in order for revenue to be recognized when the product is manufactured and invoiced the following criteria must be met:

•	The risk of ownership must pass to the buyer;

•	The customer must have made a fixed commitment to purchase the goods;

•	The buyer, not the seller, must have requested the transaction be on a bill and hold basis, and the buyer must have a substantial business purpose for doing so;

•	There must be a fixed schedule for delivery of the goods that is consistent with the buyer’s business purpose;

•	The seller must not have retained any specific performance obligations such that the earnings process is not complete;

•	The ordered goods must be segregated from the seller’s inventory and not available to fill other orders;

•	The product must be complete and ready for shipment.

During 2005 and 2006, Astronics believed that all of the conditions were satisfied with the bill and hold arrangement with its customer.

However, during its 2006 year-end audit, Astronics became aware that its understanding of the requirement for a “fixed delivery schedule” was not consistent with the SEC’s expectation. Astronics previously believed this guideline could be satisfied by the confirming representation from its customer along with empirical observation. Astronics has subsequently learned that for the purposes of bill and hold arrangements, a firm delivery schedule is deemed not to have existed unless both the buyer and seller were aware of specific final delivery dates at the point in time when the manufacture of the product was completed and the product was placed in storage. This requirement, which is not described in SAB 104, was not obvious to Astronics, so the company did not know the specific shipping plans for each product when the products were invoiced.

For this reason, the Company has determined that revenue associated with this customer and its arrangement should not have been recognized upon invoice. Rather, revenue should have been recognized when the customer gave the company shipping instructions and the product physically left the facility. Astronics will restate its financial statements accordingly, and will recognize revenue for this customer going forward when the product physically leaves its facility.

The company has no other bill and hold arrangements with any other customers.

The Company’s previously issued consolidated financial statements, specifically those in the Company’s Annual Report on form 10-K for the year ended December 31, 2005 and in the Company’s Quarterly reports on form 10-Q for the quarters ended April 1, 2006, July 1, 2006 and September 30, 2006 should no longer be relied upon.

ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high performance lighting, electrical generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the Company’s the state of the aerospace industry, competition, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.